EXHIBIT 2.5

FOURTH ADDENDUM TO AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION DATED MARCH 20, 2008 AMONG SINGLE TOUCH SYSTEMS
INC. (FORMERLY KNOWN AS HOSTING SITE NETWORK, INC.), SINGLE TOUCH
ACQUISITION CORP. AND SINGLE TOUCH INTERACTIVE, INC.

This Addendum is made and entered into as of the 22nd day of July 2008. Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meaning given to them as in the Agreement and Plan of Merger and Reorganization.

WHEREAS, Sections 1.5 and 1.9 of the Agreement provide for the delivery by Parent, on the Closing Date, to the Escrow Agent of a certificate representing the Escrow Shares which are intended to secure the indemnification obligations of the Indemnifying Stockholders; and

WHEREAS, the Escrow Shares were intended to consist of 5% of the shares of Parent Common Stock into which the Company Shares were to be converted under the Agreement; and

WHEREAS, the parties have determined that in lieu of each Indemnifying Stockholder delivering 5% of their shares of Parent Common Stock as Escrow Shares that Anthony Macaluso, the principal shareholder of the Company, deliver, for the benefit of the Indemnifying Stockholders, 1,445,912 shares of Parent Common Stock issuable to him at Closing and that such 1,445,912 shares serve as the Escrow Shares under the Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1. At Closing, the Indemnifying Stockholders, with the exception of Anthony Macaluso, shall be entitled to receive 100% of the shares of Parent Common Stock into which the Company Shares are being converted pursuant to Section 1.5, pro rata in accordance with their respective holdings of Company Shares immediately prior to Closing. Anthony Macaluso shall be entitled to receive all of the shares of Parent Common Stock into which his Company Shares are being converted pursuant to Section 1.5, with the exception of 1,445,912 Company Shares which shall serve as the Escrow Shares for purposes of the Agreement.

2. All other terms of the Agreement and Plan of Merger and Reorganization shall continue with full force and effect.

3. This Addendum may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Addendum has been executed by the Parties as of the date first above written:

PARENT:
SINGLE TOUCH SYSTEMS INC.

By:	/s/ Scott Vicari	/s/ Anthony Macaluso
Name: Scott Vicari		ANTHONY MACALUSO
Title: President

ACQUISITION SUBSIDIARY:		COMPANY:
SINGLE TOUCH ACQUISITION CORP.		SINGLE TOUCH INTERACTIVE, INC.

By:	/s/ Scott Vicari	By:	/s/ Anthony Macaluso
Name: Scott Vicari		Name: Anthony Macaluso
Title: President		Title: Chief Executive Officer